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OCTOBER 3, 2003                                                 EXHIBIT 10(d-1)

        AMENDMENT TO JOHN H LOWRY EMPLOYMENT AGREEMENT WITH CATUITY INC.
                              DATED APRIL 18, 2000

The Employment Agreement of John H Lowry dated April 18, 2000 with Catuity Inc. ("Agreement") is hereby amended, effective January 1, 2003 as follows. All terms and conditions in the Employment Agreement that have not been amended as part of this Amendment shall remain in full force and effect.

Section 2 (a) Salary - Base salary is $160,000 per year effective January 1,
2003.

Section 2 (b) Cash Performance Bonus - A performance bonus for the calendar year 2003 will be earned based on the Company achieving certain Net Revenue (NR) and Net Income Before Extraordinary Items and Non-Cash Stock Compensation Expense
(NI) objectives as described below:

NI = Net income before non-cash stock compensation and extraordinary items less the amount, if any, approved by the Board for M&A investigation. The net income budget before non-cash stock compensation and extraordinary items for 2003 is the amount approved by the Board at its meeting of 1/28/03 ($ 819,000, which includes other income).

NR = Net revenue budget for 2003 as approved by the Board at its meeting of 1/28/03 ($ 6,919,000), less the deferred revenue balance as of 12/31/02, as indicated in the audited Balance Sheet at 12/31/02.

If NR is below budget and NI is less than 90% of budget, no bonus is earned.

If NR is at least equal to budget and NI is between 90% and 99.9% of budget, 50% of the targeted bonus is earned.

If NR and NI are between 100% and 110% of budget, 100% of the targeted bonus is earned.

If NR and NI are between 110.1% and 120% of budget, 125% of the targeted bonus is earned.

If NR and NI are greater than 120% of budget, 150% of the targeted bonus is earned.

The targeted bonus for 2003, at 100% achievement, is $20,000. If one of the measurement criteria (NR or NI) is in one of the above ranges and the other is in a different range, the bonus shall be determined at the lower of the two ranges.

Section 2 (c) Stock Option Grant - 50,000 unvested options held as of January 1, 2003 that were awarded on May 1, 2000, will be voluntarily surrendered. Effective on the date that this Amendment is signed, 25,000 options will be awarded that expire December 31, 2005, at a grant price of $3.84 (50% of the exercise price of the surrendered options), and which vest immediately. In the event Mr. Lowry voluntarily resigns, retires, or his employment with Catuity is terminated by the Company (as defined in Section 3 of the Agreement) during the term of this Amendment, all vested options held as of the termination date will expire six (6) months following the date of termination. If Mr. Lowry's employment terminates due to death or incapacity due to disability (as defined in Section 3 (c) of the Agreement) during the term of this Amendment, his vested options will expire one (1) year from the date of termination. Any unvested options held as of the date of termination expire immediately without regard to the reason for termination.